Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor

Chief Executive Officer

SR Bancorp, Inc.

(732) 560-1700, ext. 5201

SR BANCORP, INC. ANNOUNCES QUARTERLY FINANCIAL RESULTS

Bound Brook, New Jersey (October 30, 2024) – SR Bancorp, Inc. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced net income of $1.4 million for the three months ended September 30, 2024 (unaudited), or $0.16 per basic and diluted share, compared to a net loss of $10.5 million for the three months ended September 30, 2023 (unaudited). Excluding $1.0 million of net accretion income related to fair value adjustments, net income would have been $627,000 for the three months ended September 30, 2024. Excluding $3.9 million of merger costs and a $4.2 million provision for credit losses related to the acquisition of Regal Bancorp and its wholly-owned subsidiary Regal Bank, which is described in greater detail below, and a $5.4 million charitable contribution, offset by $161,000 of net accretion income related to fair value adjustments, net income would have been $586,000 for the three months ended September 30, 2023.

Total assets were $1.05 billion, an increase of $32.1 million, or 3.1%, from $1.02 billion at June 30, 2024. Net loans were $767.7 million, an increase of $35.9 million, or 4.9%, from $731.9 million at June 30, 2024. Total deposits were $819.4 million, an increase of $12.3 million, or 1.5%, from $807.1 million at June 30, 2024. The increase in loans was funded primarily through a $20.0 million short-term borrowing and increased deposits.

Completed Stock Offering and Merger

The conversion of Somerset Savings Bank, SLA from the mutual to stock form of organization and related stock offering by the Company was completed on September 19, 2023. In connection therewith, the Company sold 9,055,172 shares of common stock at a price of $10.00 per share and contributed 452,758 shares and $905,517 in cash to the Somerset Regal Charitable Foundation, Inc., a charitable foundation formed in connection with the conversion.

Promptly following the completion of the conversion and related stock offering, Regal Bancorp merged with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately following the Merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, merged with and into Somerset Bank, which converted to a commercial bank charter, and was renamed Somerset Regal Bank. The Merger was completed on September 19, 2023.

Branch Closure

On September 25, 2024, the Company closed one of its retail branch locations in Livingston, New Jersey acquired in the Merger due to its close proximity to another Bank branch.

Comparison of Operating Results for the Three Months Ended September 30, 2024 and September 30, 2023

General. Net income increased $11.9 million, or 113.0%, to net income of $1.4 million for the three months ended September 30, 2024 from a net loss of $10.5 million for the three months ended September 30, 2023. Net income for the three months ended September 30, 2024 included $1.0 million of net accretion income related to fair value adjustments resulting from the Merger. The net loss for the three months ended September 30, 2023 included $3.9 million of merger-related costs, a $4.2 million provision for credit losses related to the Merger and a $5.4 million charitable contribution, offset by $161,000 of net accretion income related to the fair value adjustments.

Interest Income. Interest income increased $5.9 million, or 106.9%, to $11.5 million for the three months ended September 30, 2024 from $5.5 million for the three months ended September 30, 2023 primarily due to a 163 basis point increase in the yield on interest-earning assets and a $258.2 million increase in the average balance of interest-earning assets. The increase resulted from a $6.5 million, or 173.9%, increase in interest income on loans due to the increased size of the loan portfolio as a result of the Merger as well as a higher average yield on the loan portfolio due to higher market rates and increased proportion of higher-yielding commercial real estate loans, offset by a $197,000 decrease in interest income on securities, and a $410,000 decrease in interest income from other interest-earnings assets. The decrease in interest income on securities was due to a $48.8 million decrease in the average balance of securities resulting primarily from the sale of $35.4 million of lower-yielding securities in the fourth quarter of fiscal year 2024 as part of a balance sheet repositioning. The decrease in interest income from other interest-earning assets was due to a decrease in the average balance of those assets of $36.9 million, or 44.1%, which were used primarily to originate new loans.

Interest Expense. Interest expense increased $2.5 million, or 177.0%, to $3.9 million for the three months ended September 30, 2024 from $1.4 million for the three months ended September 30, 2023 due to a $2.6 million increase in interest expense on deposits, offset by a $77,000 decrease in interest expense on borrowings. The decrease in interest expense on borrowings was due to the borrowing being outstanding for a partial period during the three months ended September 30, 2024 as compared to a full period for the three months ended September 30, 2023, despite the higher average rate. Interest expense on interest-bearing demand deposits increased $879,000 due to an increase of $132.9 million in the average balance and an increase of 123 basis points in the cost of interest-bearing deposits to 1.36% for the three months ended September 30, 2024 from 0.13% for the three months ended September 30, 2023. Interest expense on certificates of deposit increased $1.7 million as the average rate on certificates of deposit increased 152 basis points to 3.99% for the three months ended September 30, 2024 from 2.47% for the three months ended September 30, 2023 due to the highly competitive interest rate environment in our market area. The average balance of certificates of deposit also increased $100.9 million, or 57.3%, to $276.9 million for the three months ended September 30, 2024 from $176.1 million for the three months ended September 30, 2023.

Net Interest Income. Net interest income increased $3.4 million, or 83.2%, to $7.6 million for the three months ended September 30, 2024 from $4.1 million for the three months ended September 30, 2023. Net interest rate spread increased 58 basis points to 2.70% for the three months ended September 30, 2024 from 2.12% for the three months ended September 30, 2023. Net interest margin increased 80 basis points to 3.21% for the three months ended September 30, 2024 from 2.41% for the three months ended September 30, 2023. Net interest-earning assets increased $41.8 million, or 23.0%, to $223.5 million for the three months ended September 30, 2024 from $181.7 million for the three months ended September 30, 2023. The increases in the Bank’s net interest rate spread and net interest margin were primarily a result of the cost of interest-bearing liabilities increasing at a slower rate than the yield on interest-earning assets.

Provision for Credit Losses. The Bank establishes provisions for credit losses, which are charged to operations to maintain the allowance for credit losses at a level it considers necessary to absorb probable credit losses attributable to loans that are reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, the Bank considers, among other things, past and current loss experience, evaluations of real estate collateral, economic conditions, the amount and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent, classified and criticized loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The Bank assesses the allowance for credit losses and records provisions for credit losses on a quarterly basis.

The Bank recorded a recovery for credit losses of $154,000 for the three months ended September 30, 2024 as compared to a provision for credit losses of $4.2 million for the three months ended September 30, 2023. The recovery reflects updates made to model assumptions in the calculation of the Bank's allowance for credit losses to reflect the change in the loan composition following the Merger. The Bank had no charge-offs for the three months ended September 30, 2024 and $9,000 of non-performing loans at September 30, 2024 compared to no charge-offs for the three months ended September 30, 2023 and $144,000 of non-performing loans at September 30, 2023. The Bank’s allowance for credit losses as a percentage of total loans was 0.66% at September 30, 2024 compared to 0.77% at September 30, 2023.

Noninterest Income. Noninterest income increased $288,000, or 56.1%, to $801,000 for the three months ended September 30, 2024 from $513,000 for the three months ended September 30, 2023, primarily as a result of an increase of $125,000 in service charges and fees, due to the increase in volume as a result of the Merger, as well as an increase of $85,000 in the cash surrender value of bank owned life insurance, resulting from an increase in the average balance of the related assets, for the three months ended September 30, 2024 compared to the three months ended September 30, 2023.

Noninterest Expense. Noninterest expense decreased $6.1 million, or 47.3%, to $6.8 million for the three months ended September 30, 2024 from $12.9 million for the three months ended September 30, 2023, primarily as a result of a $5.4 million charitable contribution during the three months ended September 30, 2023, as well as a $1.3 million, or 28.7%, decrease in salaries and employee benefits resulting from one-time change in control payments incurred during the three months ended September 30, 2023.

Income Tax Expense. The provision for income taxes was $363,000 for the three months ended September 30, 2024, compared to a benefit of $1.9 million for the three months ended September 30, 2023. The Bank’s effective tax rate was 21.0% for the three months ended September 30, 2024 compared to 15.6% for the three months ended September 30, 2023.

Comparison of Financial Condition at September 30, 2024 and June 30, 2024

Assets. Assets increased $32.1 million, or 3.1%, to $1.05 billion at September 30, 2024 from $1.02 billion at June 30, 2024. The increase was primarily driven by new loan originations, resulting in a net increase of $35.9 million in loans receivable.

Cash and Cash Equivalents. Cash and cash equivalents increased $1.4 million, or 3.0%, to $47.3 million at September 30, 2024 from $45.9 million at June 30, 2024.

Securities. Securities held-to-maturity decreased $3.6 million, or 2.3%, to $154.7 million at September 30, 2024 from $158.3 million at June 30, 2024. The decrease was primarily due to principal repayments and maturities.

Loans. Loans receivable, net, increased $35.9 million, or 4.9%, to $767.7 million at September 30, 2024 from $731.9 million at June 30, 2024, driven by an increase in multi-family loans of $25.6 million, or 14.2%, and an increase in residential mortgage loans of $11.5 million, or 2.9%.

Goodwill and Intangible Assets. Goodwill and the core deposit intangible asset recognized from the Merger totaled $27.8 million at September 30, 2024 compared to $28.1 million at September 30, 2023. The decrease was due to the amortization of the core deposit intangible.

Deposits. Deposits increased $12.3 million, or 1.5%, to $819.4 million at September 30, 2024 from $807.1 million at June 30, 2024. Increases in interest-bearing checking accounts offset decreases in non-maturity savings accounts due in part to the Bank having raised rates on certain interest-bearing deposit products in an effort to remain competitive in the market area. At September 30, 2024, $114.3 million, or 13.9%, of total deposits consisted of noninterest-bearing deposits. At September 30, 2024, $137.6 million, or 16.8%, of total deposits were uninsured.

Borrowings. During the three months ended September 30, 2024, the Bank borrowed $20.0 million from the Federal Home Loan Bank of New York to provide for additional liquidity in order to fund new loans. Such borrowing remained outstanding at September 30, 2024. At June 30, 2024, there were no outstanding borrowings.

Equity. Equity increased $1.1 million, or 0.5%, to $200.5 million at September 30, 2024 from $199.5 million at June 30, 2024. The increase was primarily due to net earnings of $1.4 million, a decrease in accumulated other comprehensive loss related to the funded status of the Company's pension plan of $337,000, or 27.7%, offset by a decrease of $737,000 due to the repurchase of 66,288 shares of common stock.

About Somerset Regal Bank

Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 14 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At September 30, 2024, Somerset Regal Bank had $1.05 billion in total assets, $767.7 million in net loans, $819.4 million in deposits and total equity of $200.5 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions or changes in our methodology that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyber attacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

September 30, 2024 (Unaudited) and June 30, 2024

(Dollars in thousands)

	September 30, 2024	June 30, 2024
	(Unaudited)
Assets
Cash and due from banks	$4,222	$8,622
Interest-bearing deposits at other banks	43,076	37,287
Total cash and cash equivalents	47,298	45,909
Securities held-to-maturity, at amortized cost	154,724	158,325
Equity securities, at fair value	27	25
Loans receivable, net of allowance for credit losses of $5,075 and $5,229, respectively	767,717	731,859
Premises and equipment, net	5,204	5,419
Right-of-use asset	2,308	2,311
Restricted equity securities, at cost	2,131	1,231
Accrued interest receivable	2,800	2,695
Bank owned life insurance	37,353	37,093
Goodwill and intangible assets	27,755	28,141
Other assets	5,643	7,836
Total assets	$1,052,960	$1,020,844
Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$114,296	$108,026
Interest-bearing	705,088	699,074
Total deposits	819,384	807,100
Borrowings	20,000	—
Advance payments by borrowers for taxes and insurance	7,890	8,073
Accrued interest payable	292	149
Lease liability	2,405	2,403
Other liabilities	2,445	3,636
Total liabilities	852,416	821,361
Equity
Common stock, $0.01 par value, 55,000,000 authorized; 9,441,642 and 9,507,930 shares issued and outstanding, respectively	87	95
Additional paid-in capital	90,706	91,436
Retained earnings	117,572	116,205
Unearned compensation ESOP	(6,941)	(7,036)
Accumulated other comprehensive loss	(880)	(1,217)
Total stockholders' equity	200,544	199,483
Total liabilities and stockholders' equity	$1,052,960	$1,020,844

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the three months ended September 30, 2024 (Unaudited) and September 30, 2023 (Unaudited)

(Dollars in thousands)

	Three Months Ended
	September 30, 2024	September 30, 2023
	(Unaudited)
Interest Income
Loans, including fees	$10,286	$3,755
Securities:
Taxable	661	858
Federal funds sold	—	10
Interest bearing deposits at other banks	520	920
Total interest income	11,467	5,543
Interest Expense
Deposits:
Demand	926	47
Savings and time	2,784	1,111
Borrowings	163	240
Total interest expense	3,873	1,398
Net Interest Income	7,594	4,145
(Credit) Provision for Credit Losses	(154)	4,162
Net Interest Income After (Credit) Provision for Credit Losses	7,748	(17)
Noninterest Income
Service charges and fees	296	171
Increase in cash surrender value of bank owned life insurance	260	175
Fees and service charges on loans	56	5
Unrealized gain (loss) on equity securities	2	(3)
Realized loss on sale of investments	—	(17)
Realized gain on sale of loans	24	—
Other	163	182
Total noninterest income	801	513
Noninterest Expense
Salaries and employee benefits	3,240	4,544
Occupancy	632	237
Furniture and equipment	293	161
Data Processing	629	807
Advertising	82	57
FDIC premiums	120	83
Directors fees	92	88
Professional fees	489	854
Insurance	159	116
Telephone, postage and supplies	181	84
Other	902	5,906
Total noninterest expense	6,819	12,937
Income Before Income Tax Expense	1,730	(12,441)
Income Tax Expense	363	(1,943)
Net Income	1,367	$(10,498)
Basic earnings per share	$0.16	$(10.03)
Diluted earnings per share	$0.16	$(10.03)

SR Bancorp, Inc. and Subsidiaries

Selected Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	September 30, 2024	September 30, 2023
	(Unaudited)
Performance Ratios: (1)
Return (loss) on average assets (2)	0.53%	(5.74)%
Return (loss) on average equity (3)	2.77%	(32.39)%
Net interest margin (4)	3.21%	2.41%
Net interest rate spread (5)	2.70%	2.12%
Efficiency ratio (6)	81.23%	277.74%
Total gross loans to total deposits	94.31%	79.53%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.66%	0.77%
Allowance for credit losses on loans as a percentage of non-performing loans	56388.89%	3697.92%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percentage of total gross loans	0.00%	0.02%
Non-performing assets as a percentage of total assets	0.00%	0.01%

Other Data:
Tangible book value per common share (7)	$18.17	$17.35
Tangible common equity to tangible assets	16.85%	15.29%

(1) Performance ratios for the three month periods ended September 30, 2024 and September 30, 2023 are annualized.
(2) Represents net income divided by average total assets.
(3) Represents net income divided by average equity.
(4) Represents net interest income as a percentage of average interest-earning assets. (5) Represents net interest rate spread as a percentage of average interest-earning assets.
(6) Represents non-interest expense divided by the sum of net interest income and non-interest income.

(7) Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $27,755 and $28,141 at September 30, 2024 and September 30, 2023, respectively.